Exhibit 99.2

[Chesapeake Financial Shares, Inc. Letterhead]

November 1, 2002

Dear Shareholder:

On behalf of your Board of Directors I am writing to bring you up to date regarding the status of our corporate reorganization announced to you in my letter of September 3 regarding “going private.” In my September 3 letter, I told you of a special meeting of Chesapeake Financial Shares, Inc. shareholders to be held on or about November 12, 2002. This meeting has been postponed until after January 1, 2003. You will recall that in order to accomplish this, a corporation will be chartered for this specific purpose and will merge into Chesapeake Financial Shares, Inc. As a result, shareholders who own less than 500 shares will receive cash for their shares in the amount of $27 per share. Stockholders who own more than 500 shares will continue to be shareholders of Chesapeake Financial Shares.

I am also pleased to announce to you that the reported earnings of CFS through the first three quarters of 2002 were $2,267,000 or $1.74 per share fully diluted as compared to $1,956,000 or $1.54 per share for the first three quarters of 2001. This reflects a 15.9% increase over the prior year. In addition, the third quarter 2002 earnings results produced an annualized return on average assets of 1.27% and a return on average shareholder equity of 13.76%. In addition, Chesapeake grew in total assets to over $281,000,000 compared to $234,000,000 as reported for September 30 of 2001.

In addition, your Board of Directors announced the fourth quarter dividend of $.13 per share, payable on or before December 15 to shareholders of record on December 1. This is an increase of 8.3% over the same quarterly dividend paid in December of 2001.

Should you have any questions, please don’t hesitate to contact me.

Yours sincerely,

/s/    DOUGLAS D. MONROE, JR.

Douglas D. Monroe, Jr.
Chairman of the Board &
Chief Executive Officer

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Enclosures